Page 6 of 9 Pages


                                                                       Exhibit 1


                        GALLOWAY CAPITAL MANAGEMENT, LLC
                      1325 AVENUE OF THE AMERICAS, 26TH FL
                               NEW YORK, NY 10019

                                  CONFIDENTIAL


                                           September  24,  2002


BY  FACSIMILE  &
OVERNIGHT  MAIL

Allan  S.  Huston
Chairman  of  Special  Committee
Monarch  Dental,  Inc.
Tollway  Plaza  II
15950  N.  Dallas  Parkway,  Suite  825
Dallas,  TX  75248

Dear  Allan:

After much thought, consideration and conversations with various individuals, Galloway Capital Management, LLC ("Galloway") is withdrawing all its previous proposals, including a merger between Monarch Dental, Inc. ("Monarch") and Castle Dental, Inc. Instead, I am submitting the proposal below:


1. Galloway to invest up to $2.5 million of Convertible Preferred Series A equity in Monarch. Such funds will be used for general working capital purposes, including the retention of a turnaround advisory firm.

2. Galloway to arrange for an investment of up to $15 million of mezzanine debt. Such debt will be used to reduce the senior debt with the bank syndicate.

3. Nomination and election of Bruce Galloway ("Galloway") and Gary Herman ("Herman") as members of the Board.

4.   Resignation  of  all  current  members  of  the  Board  of  Directors.

5. Nomination by Galloway of four additional members to the Board of Directors. Two members of which shall include current employees and/or dentists of Monarch.

6. Formation of a Financial Restructuring Committee to be comprised of Galloway, Herman and one additional individual.

7. Formation of a Operations Committee to be comprised of three individuals from within Monarch.


It is my belief that Monarch on its own could be a substantial company. Companies such as Interdent, Coast Dental and Birner Dental have all enhanced
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their  models  and  have  attained improved EBITDA margins.   I believe with new
management, which includes proven people within Monarch and ownership participation by the dentists, this company could earn $25 million and contribute over $3/share in after-tax earnings.

As always, I am available to discuss this with you or anyone else, and can be reached at (212) 603-7590.

                                      Very  truly  yours,


                                      Bruce  Galloway
                                      Managing  Member


cc:  Merrill  Kraines,  Esq.
     Joshua  Wepman,  Esq.
     Fulbright  &  Jaworski,  LLP

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